Exhibit 10.5

ADDENDUM TO MASTER STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

(For Grants of Nonqualified Stock Options to Outside Directors)

This Addendum to Master Stock Option Award Agreement (this “Addendum”) is entered into between you (the “Participant” named below) and Cree, Inc., a corporation formed under the laws of the State of North Carolina (the “Company”) and modifies the existing Master Stock Option Award Agreement (the “Agreement”) between you and the Company.

1. This Addendum shall be effective as of the 1st day of September 2009 (the “Effective Date”). Capitalized terms used in this Addendum which are not defined herein but are defined in the Agreement or the Plan shall have the meanings specified in the Agreement or the Plan, respectively.

2. The following new Section 2 shall apply with respect to Options granted to the Participant on or after the Effective Date so long as the Participant is an Outside Director at the time of the grant:

“2. Term of Options. Unless sooner terminated in accordance with the Plan or this Agreement or as otherwise provided in the Notice of Grant, each Option will expire and cease to be exercisable upon the first to occur of the following:

(a) the later of the expiration of (i) one (1) year following your Termination of Service as a member of the Board, whether or not you become an employee of the Company or any other Employer prior to or upon terminating service as a member of the Board, or (ii) the ninety (90) calendar days following your Termination of Service, provided that at the time of such termination you were a regular full-time employee of the Company or any other Employer or a regular part-time employee of the Company or any other Employer scheduled to work a minimum of 30 hours per week, except where the termination in either scenario results from your death or Disability or where your death occurs following the termination but while the Option is otherwise still exercisable;

(b) the expiration of one (1) year following your Termination of Service if the termination results from your death;

(c) the expiration of one (1) year following your Termination of Service if the termination results from your Disability, except where your death occurs after the termination but while the Option is otherwise still exercisable;

(d) the expiration of one (1) year following your death if your death occurs after your Termination of Service but while the Option is otherwise still exercisable; or

(e) the seventh (7th) anniversary of the Grant Date of the Option, at 11:59 P.M., local time, Durham, North Carolina.

Upon expiration or termination of an Option, the Option will have no further effect and cannot thereafter be exercised to purchase any Shares.”

3. The original Section 2 of the Agreement shall continue to apply with respect to all Options granted prior to the Effective Date and, if the Participant ceases to be an Outside Director after the Effective Date, to any Option granted to the Participant thereafter. The provisions of the Agreement, as amended hereby, shall continue in effect. In the event of any inconsistency between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum shall have precedence.

CREE, INC.		PARTICIPANT:

By:
	Charles M. Swoboda, Chairman, President and Chief Executive Officer	Signature:
Print Name: